Exhibit 16

                    [Letterhead of Beard Miller Company LLP]

October 1, 2009


Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549


Dear Ladies and Gentlemen:

We are the former independent registered public accounting firm for Colonial Bankshares, Inc. (the "Company"). We have read the Company's disclosures set forth in Item 4.01 "Changes in Registrant's Certifying Accountant" of the Company's Current Report on Form 8-K dated on, or about, October 1, 2009 (the "Current Report") and are in agreement with the disclosure in the Current Report, insofar as it pertains to our firm.


                                            Sincerely,

                                            /s/ Beard Miller Company LLP

                                            Beard Miller Company LLP